EXHIBIT 99.1

FOR IMMEDIATE RELEASE: September 5, 2017

Aspen University Announces 1,025 New Student Enrollments in Q1 FY’18; Rising 65% YoY

Q2 Starts With Monthly Record of 518 New Student Enrollments in August

Nursing Student Body Grows to 3,569 or 66% YoY

NEW YORK, NY – September 5, 2017 - Aspen Group, Inc. (Nasdaq: ASPU), a postsecondary education company, today announced that despite summer seasonality Aspen University achieved a quarterly record of 1,025 new student enrollments for the fiscal 2018 first quarter ending July 31, 2017, surpassing last quarter’s previous record of 986. From a year-over-year perspective, new student enrollments increased 65%, from 621 to 1,025.

Aspen’s rolling six-month average cost-per-enrollment (CPE) decreased sequentially in Q1 FY’18 from $815 to $812. As a result,  Aspen’s marketing efficiency ratio (revenue-per-enrollment/cost-per-enrollment) remained at 8.6X, meaning that Aspen is projecting to earn an 8.6X return on its marketing investments.

Aspen’s total active student body grew year-over-year from 3,252 to 5,015, an increase of 54%. Aspen’s School of Nursing grew 66% year-over-year, from 2,144 to 3,569 active students. Aspen’s RN to BSN program accounted for the majority of the growth, from 1,245 to 2,260 active students, an increase of 1,015 active student’s, or 82% year-over-year.

“We are seeing immediate results following the increase of our enrollment center to 50 Advisors. Not only did we achieve for the first time over 1,000 new student enrollments in our seasonally weakest summer quarter, but we followed that milestone by enrolling 518 new students in August, which sets us up for a strong sequential enrollment increase in our current quarter,” said Chairman & CEO, Michael Mathews.”

About Aspen Group, Inc.:

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty; 54% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s projected return on its marketing investments and expectations and projections regarding the second quarter of fiscal 2018. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unexpected regulatory issues, competition, increases in our marketing costs, declines in enrollment, changes in our students’ academic preferences, ineffective marketing, poor allocation of our marketing spend and errors in the assumptions underlying the calculation of our marketing efficiency ratio.  Further information on our risk factors and a detailed description of our marketing efficiency ratio is contained in our Annual Report on Form 10-K filed with the SEC on July 25, 2017.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159